SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2001

HUNGRY MINDS, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 0-24617

Delaware	04-3078409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

909 Third Avenue
New York, New York    10022
(Address of Principal Executive Offices including Zip Code)

(212) 884-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On May 7, 2001, Hungry Minds, Inc. (the "Company") and its lenders under the Company's syndicated revolving credit agreement (the "Credit Facility") agreed on the terms of a Forbearance and Amendment Agreement (the "Amendment"). Pursuant to the Amendment, the lenders have agreed to forbear, subject to the terms and conditions set forth therein, from exercising their right to call amounts outstanding under the Credit Facility. The Amendment also effected the following changes, among others, to the terms of the Credit Facility: (i) the Company is no longer permitted to borrow additional amounts under the Credit Facility; (ii) the Credit Facility maturity date was changed to November 2, 2001; (iii) the interest rate margins charged on indebtedness have been fixed at 2.25% for base rate loans and 3.5% for LIBOR loans, each representing increases of approximately 200 basis points; and (iv) certain financial ratio covenants were modified. In addition, the Company agreed to various milestones including the continuance of its efforts to complete a sale of the Company by the maturity date of the Loan, November 2, 2001 and to take all steps necessary to enter into a binding purchase and sale agreement covering the sale of the Company by July 31, 2001. The Company previously announced that it has retained Morgan Stanley & Co., Incorporated to assist it in its efforts and the process is underway. There is no assurance that any such agreement will be reached or if reached what the terms of such agreement would be. If no such agreement is reached, the Company would seek a waiver of this covenant or endeavor to refinance the indebtedness in order to maximize shareholder value.

As a condition to the effectiveness of the Amendment, the Company was required to enter into a $9.5 million subordinated debt facility (the "Subordinated Debt Facility") with International Data Group, Inc. ("IDG"), its parent corporation, and IDG was required to enter into an agreement (the "IDG Commitment Agreement") with the lenders under the Credit Facility in which IDG committed to lend such amount to the Company pursuant to the Subordinated Debt Facility, and also agreed that it would pay to the lenders, on behalf of the Company, any scheduled installment of principal , interest and fees coming due under the Credit Facility on or before November 2, 2001 if not timely paid by the Company. The Subordinated Debt Facility requires the Company to pay interest on amounts borrowed at rates which exceed (by 150 basis points) the interest rates paid pursuant to the Credit Facility. The Subordinated Debt Facility also requires the Company to pay a fee upon maturity which is equal to the greater of (i) $285,000 or (ii) 50% of the aggregate principal amount borrowed by the Company or paid on its behalf under the Subordinated Debt Facility or the IDG Commitment Agreement. If the Company does not draw on this facility, no fee is payable.

Copies of the Forbearance and Amendment Agreement and the Subordinated Loan Agreement between the Company and IDG are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 7. Financial Statements and Exhibits.

Financial Statements:

     None.

Exhibits:

    Exhibit
    Number   Description

    10.1         Forbearance and Amendment Agreement.

    10.2         Subordinated Loan Agreement between Hungry Minds, Inc. and International Data Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGRY MINDS, INC.

Dated: May 10, 2001

By:	/s/ JOHN M. HARRIS

John M. Harris
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Duly Authorized Officer)